Exhibit 8.2
Pepper Hamilton LLP
Suite 400
301 Carnegie Center
Princeton, NJ  08543-5276
609.951.4117
609.452.1147 - Fax

February 3, 2009

Republic First Bancorp, Inc. 50 South 16th Street, Suite 2400 Philadelphia, PA 19102

Ladies and Gentlemen:

We have acted as counsel to Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of November 7, 2008 (the “Agreement”), by and between Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation (“Parent”), and the Company, pursuant to which the Company will merge with and into Parent with Parent surviving (the “Merger”).  Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

This opinion is being delivered in connection with the filing by Parent, with the Securities and Exchange Commission (the “SEC”), of Parent’s Form S-4 (the “Registration Statement”), and the Proxy Statement-Prospectus included in the Registration Statement.  For the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Agreement;

2. The Registration Statement to which this opinion is an exhibit, filed with the SEC with respect to Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger, and the Proxy Statement-Prospectus included in the Registration Statement;

3. The representations made to us by Parent in their letter to us dated the date hereof;

4. The representations made to us by the Company in its letter to us dated the date hereof; and

5. Such other instruments and documents related to the formation, organization and operation of Parent and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

Republic First Bancorp, Inc.

February 3, 2009

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) that the statements and representations contained in the Documents are accurate and will continue to be accurate at all relevant times, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that the discussion set forth in the Proxy Statement-Prospectus under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes a fair and accurate summary of the material United States income tax consequences of the Merger.

Our opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws.  If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the

Republic First Bancorp, Inc.

February 3, 2009

statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion, and may prevent our issuance of a similar opinion at the Closing Date.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for use in connection with the Registration Statement and Proxy Statement-Prospectus.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” therein.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP